Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S

SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE

ACT OF 1934

Climb Global Solutions, Inc. (the “Company,” “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is our common stock, par value $0.01 per share (“Common Stock”). The following summary of the material terms of our Common Stock is qualified by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K, as well as applicable provisions of the Delaware General Corporation Law (“DGCL”).

Capitalization

Our authorized capital stock consists of 10,000,000 shares of Common Stock and 10,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Common Stock

Holders of our Common Stock are entitled to receive dividends and other distributions when authorized by our Board of Directors and declared by us out of assets legally available for the payment thereof. Holders of our Common Stock are also entitled, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, to receive a pro rata distribution of any remaining assets after payment or provision for payment of our debts or liabilities. These rights are subject to the preferential rights of any Preferred Stock outstanding at any time.

Each share of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Company, including the election of Directors. Except as provided by the terms of any outstanding Preferred Stock, our common stockholders will possess exclusive voting power. Cumulative voting in the election of Directors is not permitted. Directors will be elected by a plurality of voting power of the shares of capital stock of the Company which are present in person or by proxy and entitled to vote in the election of Directors at a duly called meeting at which a quorum is present. The affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Company which are present in person or by proxy and entitled to vote thereon cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any matter which may properly come before the meeting, unless more than a majority of the votes present is required by law or the Certificate of Incorporation.

Holders of our Common Stock have no preemptive, subscription, redemption, sinking fund or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which we may designate and issue in the future.

Our Common Stock is listed on the New York Stock Exchange under the symbol “CLMB.”

Preferred  Stock

Our Certificate of Incorporation authorizes our Board of Directors, without further action by our stockholders, to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other rights, and qualifications or restrictions thereof. As a result, our Board of Directors could authorize the issuance of shares of Preferred Stock that have priority over shares of our Common Stock with respect to dividends or other distributions or rights upon liquidation, voting rights or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company. As of the date hereof, we have no outstanding shares of Preferred Stock.

Certain Provisions of Delaware Law and Our Charter and Bylaws

Our Board of Directors

Our Certificate of Incorporation provides that the number of Directors of our Company may not be fewer than three and may be fixed only by the resolution of Directors then in office. Subject to the rights of the holders of any outstanding Preferred Stock, any vacancy in the Board of Directors (including a vacancy caused by an increase in the number of Directors) may be filled solely by resolution adopted by a majority of Directors then in office, whether or not such majority constitutes less than a quorum, or by a sole remaining Director; provided however that any vacancy created by a removal of a Director by the stockholders may be filled by action of the stockholders taken at the same meeting at which the vacancy was created; such action to be upon the affirmative vote of the holders of not less than a majority of the voting power of the outstanding capital stock entitled to vote in the election of Directors, voting as a single class. Subject to the rights of holders of any outstanding Preferred Stock to elect Directors or to remove Directors so elected, a Director may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote in the election of Directors, voting as a single class.

Special Meetings of Stockholders

Special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board of Directors, our Chief Executive Officer, our President or the record holders of at least 35% of the voting power of the issued and outstanding capital stock of the Company.

Amendments to our Certificate of Incorporation and Bylaws

Any amendment of our Certificate of Incorporation must first be declared advisable by our Board of Directors and, if required by the DGCL or our Certificate of Incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class. Notwithstanding the preceding sentence, the affirmative vote of stockholders holding 66-2/3% of the outstanding shares of capital stock then entitled to vote thereon shall be required in order to amend any provision of, or to adopt any provision which is inconsistent with, Article V (Board of Directors; Stockholders’ Meetings), Article VI (Director Liability) or Article VII (Amendments to the Restated Certificate of Incorporation) of our Certificate of Incorporation. Our Bylaws may be amended by our Board of Directors and may also be amended by the affirmative vote of stockholders holding not less than 66-2/3% of the voting power of the Company then entitled to vote thereon.

Requirements for Advance Notice of Stockholder Proposals and Nominations

Except as provided in Rule 14a-8 of the Exchange Act, a stockholder who intends to propose business at an annual or special meeting of the stockholders of the Company must comply with the notice,

informational requirements and procedures set forth in our Certificate of Incorporation and Bylaws. Pursuant to our Certificate of Incorporation a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the earlier to occur of (i) the date which is 60 days prior to the meeting and (ii) the date determined by the Company in compliance with the Exchange Act as the last date on which stockholder proposals may be submitted to the Company for inclusion in the Company’s proxy materials; provided that, if the Company provides less than 60 days’ notice or prior public disclosure of the date of the meeting, to be timely, any such stockholder proposal must be received no later than the close of business on the tenth day following the day on which such notice or prior disclosure was made, whichever first occurs.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years following the date on which the stockholder became an interested stockholder, unless:

●	prior to the date of the business combination, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder)

(a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the business combination, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The term “interested stockholder” is defined generally as any person who is the owner of 15% or more of the corporation’s outstanding voting stock or any person who is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

Anti-Takeover Effects of Various Provisions

Certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws summarized above may have an anti-takeover effect and could make the following transactions more difficult: acquisition of the Company by means of a tender offer; acquisition of the Company by means of a proxy contest or otherwise; or removal of the Company’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for shares of our Common Stock.